Exhibit 99.1

NEXT BRIDGE HYDROCARBONS, INC. ANNOUNCES DEBT TO META MATERIALS, INC. HAS BEEN PURCHASED BY GREGORY MCCABE

FORT WORTH – August 9, 2023 – Next Bridge Hydrocarbons, Inc. (“Next Bridge”, “our”, “we”, or the “Company”), a private oil and gas exploration and production company with interests in Texas and Oklahoma, announced today that Gregory McCabe and Meta Materials, Inc. (“Meta”) entered into a Loan Sale Agreement whereby Mr. McCabe purchased from Meta (i) the 8% Secured Promissory Note dated September 30, 2021, originally issued by the Company in favor of Meta (the “2021 Note”) and (ii) certain Loans made to the Company by Meta pursuant to the Loan Agreement dated September 2, 2022 between Meta and the Company (the “Loan Agreement”, and together with the 2021 Note, the “Loan Documents”). The Company consented to the purchase by Mr. McCabe of the 2021 Note and the Loans under the Loan Agreement (the “Loan Purchase”).

As a result of the Loan Purchase, Mr. McCabe replaced Meta as the lender and secured party under the Loan Documents. Additionally, as part of the Loan Purchase, Meta assigned to Mr. McCabe its lien on 25% of the Orogrande Prospect. The Company’s obligations and responsibilities under the Loan Documents remain unchanged.

Mr. McCabe is the Company’s largest shareholder and Chairman of the Board of Directors. Mr. McCabe also holds a 5% unsecured Note for a principal amount of up to $20,000,000 issued by the Company.

As the Company’s Chairman of the Board, Mr. McCabe had this to say regarding the Loan Purchase:

“The Company’s management team has been working hard to find financing solutions for the short-term and long-term capital needs of Next Bridge. I was pleased to be able to purchase the debt of Next Bridge from Meta Materials. I believe in this management team and the long-term upside in the Company and its assets.”

Chief Executive Officer Clifton DuBose addressed the Loan Purchase by Mr. McCabe:

“We are pleased to have our Chairman and largest stockholder assume all of the material indebtedness for Next Bridge. This is a great development for our company and further enhances our capacity and flexibility to source capital in the future that will continue to strengthen near-term opportunities and the long-term outlook for our Company and shareholders.”

About Next Bridge Hydrocarbons

Next Bridge Hydrocarbons, Inc. is an independent public reporting energy company engaged in the acquisition, exploration, exploitation and/or development of oil and natural gas properties in the United States. Our primary focus has been the development of interests in an oil and gas project consisting of 134,000 contiguous gross acres we hold in the Orogrande Basin in West Texas in Hudspeth County, Texas. In addition, we have minor interests in the Eastern edge of the Midland Basin in Texas, and two minor well interests in Oklahoma. Please visit www.nextbridgehydrocarbons.com for more information.

These statements may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct. Information concerning the assumptions, uncertainties and risks that may affect the actual results can be found in the Company’s filings with the SEC available on the Company’s website or the SEC's website at www.sec.gov.

Contact:

Dennard Lascar Investor Relations

NextBridge@dennardlascar.com